Exhibit 10.1

EXECUTION COPY

SUPPORT AGREEMENT

This Support Agreement, dated November 20, 2014 (this “Agreement”), is by and among (i) Third Point LLC, Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P. and Third Point Reinsurance Co. Ltd. (collectively, “Third Point”, and each individually, a “member” of Third Point) and (ii) The Dow Chemical Company (the “Company”).

WHEREAS, Third Point and its Affiliates beneficially own 27,500,000 shares of common stock of the Company, par value $2.50 (the “Common Stock”) of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders and Third Point has determined that it is in its best interests to come to an agreement with respect to the election of members of the Company’s Board of Directors (the “Board”) at the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation and Board Matters.

(a) The Company and Third Point agree as follows:

(i) the Board shall take all action necessary (A) to increase the size of the Board by three directors to 13 directors, effective as of January 1, 2015, and (B) to appoint each of Robert Steven Miller and Raymond J. Milchovich (collectively, the “Designees”) and Mark Loughridge to serve as directors of the Company, effective as of January 1, 2015, until the later of (1) the 2015 Annual Meeting and (2) the date that their successors are duly elected and qualified, subject to the terms of this Agreement;

(ii) the Company’s slate of nominees for election as directors of the Company at the Company’s 2015 Annual Meeting shall include (A) the Designees, (B) Mark Loughridge, (C) Richard Davis, who will replace a then-current director, other than the Designees and Mark Loughridge, and (D) no more than nine other nominees identified and approved by the Governance Committee and the Board;

(iii) the Company will use its reasonable best efforts to cause the election of each of the Designees to the Company’s Board at the 2015 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of the Designees (along with all other Company nominees) and otherwise supporting each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate);

(iv) the Company shall take all action necessary to decrease the size of the Board to 12 directors by the completion of the Company’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”);

(v) that no later than the date of this Agreement, Third Point will provide to the Company an executed letter in the form attached hereto as Exhibit A, which includes a consent from each Designee to be named as a nominee in the Company’s proxy statement for the 2015 Annual Meeting and to serve as a director if so elected (the “Nominee Letter”);

(vi) that for so long as the following Designees serve on the Board, such Designee shall be offered the opportunity to become a member of the committees of the Board as follows:

(1) Robert Steven Miller, Governance Committee; and

(2)	Raymond J. Milchovich, Compensation and Leadership Development Committee; and

(vii) at all times prior to completion of the 2016 Annual Meeting and provided that at least one Designee remains a member of the Board, at least one Designee shall be offered the opportunity to be a member of each committee of the Board which may be created by the Board following execution hereof, and upon election to become such a member the Board shall effect such change in committee composition immediately (and no less than two business days following such election), assuming the absence of conflicts of interest involving such Designee relevant to such committee’s activities.

2. Certain Other Matters.

(a) Each Designee shall be entitled to resign from the Board at any time in his discretion.  For purposes of this Agreement, the “Standstill Period” shall mean the period from the date of this Agreement until 12:01 a.m. on the forty-fifth (45th) day prior to the advance notice deadline for making director nominations at the Company’s 2016 Annual Meeting.  If any Designee agrees to be included as a director nominee for election at any Stockholders Meeting other than as a director nominated by the Board for election at such Stockholders Meeting, the irrevocable resignation provision set forth in the Nominee Letter previously provided by such Designee shall become effective.

(b) The Company agrees that for so long as any of the Designees are on the Board, Third Point may request notice from the Company as to whether the Board intends to nominate each Designee for election at the 2016 Annual Meeting and the Company shall notify Third Point in writing of its then-current intentions with respect to the nomination of such Designee for election at the 2016 Annual Meeting (which written notice from the Company shall be delivered to Third Point by the later of forty-five (45) days prior to the advance notice deadline for making director nominations at the Company’s 2016 Annual Meeting or ten business days following the Company’s receipt of such request from Third Point).  In the event that the Company’s notifies Third Point pursuant to the immediately preceding sentence of its intent to nominate a Designee for election at the 2016 Annual Meeting, the Company shall so nominate such Designee (including recommending that the Company’s stockholders vote in favor of the election of the

Designees (along with all other Company nominees) and otherwise supporting each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate), unless (i) the Board determines, based on the advice of outside counsel, that it is required as a result of its fiduciary duties not to make such nomination, (ii) such Designee resigns from his position as a director of the Company or (iii) Third Point or any Third Point Affiliate takes any of the actions referenced in Section 2(c)(i), (iv) and, solely as it relates to the action referenced in clause (i) or (iv), clause (iii).

(c) During the Standstill Period, no member of Third Point shall, directly or indirectly  (it being understood that any actions taken by Daniel S. Loeb shall be deemed to be actions taken by Third Point), and each member of Third Point shall cause each Third Point Affiliate (as defined below) it controls and Daniel S. Loeb not to, directly or indirectly:

(i) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or assist any person or entity not a party to this agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(ii) encourage, advise or influence any other person or assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(iii) form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of Third Point and their Affiliates) or otherwise support or participate in any effort by a Third Party with respect to the matters set forth in clauses (i), (vii) or (ix) herein;

(iv) present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board;

(v) other than in market transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Third Point to any Third Party unless (A) such Third Party is a passive investor that has not filed a Schedule 13D and would not as a result of the purchase of the securities of the Company be required to file a Schedule 13D and (B) such sale, offer, or agreement to sell would not knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 9.9% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 9.9% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

(vi) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting except as provided in Section 2(d) below, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vii) make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(viii) make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company or its business, operations or financial performance, its officers or its directors or any person who has served as an officer or director of the Company in the past, or who serves on or following the date of this Agreement as an officer, director or agent of the Company:  (A) in any document or report filed with or furnished to the SEC or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any analyst, journalist or member of the media (including without limitation, in a television, radio, internet, newspaper or magazine interview) (and the Company agrees that this Section 2(c)(viii) shall apply mutatis mutandis to the Company and its directors and officers with respect to Third Point);

(ix) institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by Third Point to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against Third Point or a Designee and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent any member of Third Point from responding to or complying with a validly issued legal process (and the Company agrees that this Section 2(c)(ix) shall apply mutatis mutandis to the Company and its directors and officers with respect to Third Point);

(x) without the prior written approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company or actively encourage, initiate or support any other Third Party in any such activity;

(xi) purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities, if in any such case, immediately after the taking of such action, Third Point would, in the aggregate, collectively beneficially own, or have an economic interest in, an amount that would exceed 4.99% of the then outstanding shares of Common Stock;

(xii) enter into any negotiations, agreements, arrangements or understandings with any Third Party with respect to the matters set forth in this Section 2; or

(xiii) request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would be reasonably likely to require public disclosure by Third Point or the Company.

As used in this Agreement, the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means ownership of:  (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise).  For purposes of this Section 2, no Person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

(d) Until the end of the Standstill Period, Third Point together with all controlled Affiliates of the members of Third Point (such controlled Affiliates, collectively and individually, the “Third Point Affiliates”) shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting and (ii) in accordance with the recommendation of the Board on any precatory or non-binding proposals and any non-transaction-related proposals that come before any Stockholder Meeting.

3. Public Announcements.  Promptly following the execution of this Agreement, (a) the Company and Third Point shall announce this Agreement by means of a jointly issued press release in the form attached hereto as Exhibit B (the “Joint Press Release”) and (b) the Company shall announce the agreement to appoint four new directors to the Board by means of a press release in the form attached hereto as Exhibit C (the “Dow Release”).  Neither the Company (and the Company shall cause each of its Affiliates, directors and officers not to) nor Third Point (it being understood that any actions taken by Daniel S. Loeb shall be deemed to be actions taken by Third Point) or any Third Point Affiliate shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release and the Dow Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

4. Representations and Warranties of All Parties.  Each of the parties represents and warrants to the other party that:  (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

5. Representations and Warranties of Third Point.  Each member of Third Point jointly represents and warrants that, as of the date of this Agreement, (a) Third Point, together with all of the Third Point Affiliates, collectively Beneficially Own, an aggregate of 27,500,000 shares of Common Stock, (b) except for such ownership, no member of Third Point, individually or in the aggregate with all other members of Third Point and the Third Point Affiliates, has any other Beneficial Ownership of any Voting Securities and (c) Third Point, collectively with the Third Point Affiliates, have a Net Long Position of 18,250,000 shares of Common Stock.  The term “Net Long Position” shall mean:  such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

6. Miscellaneous.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

7. No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

8. Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

9. Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
	Attention:	Charles J. Kalil, General Counsel,
Corporate Secretary, Executive Vice President
	Email:	CJKalil@dow.com

and

	Attention:	Howard I. Ungerleider, Chief Financial Officer, Executive Vice President
	Email:	HIUngerleider@dow.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
	Attention:	Michael J. Aiello
	Email:	michael.aiello@weil.com

if to Third Point:	c/o Third Point LLC
390 Park Avenue, 18th Floor
New York, New York 10022
	Attention:	Josh Targoff,
Chief Operating Officer and
General Counsel
	Email:	jtargoff@thirdpoint.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue, 34th Floor
New York, New York 10019
	Attention:	Steven J. Gartner
Morgan D. Elwyn
	Email:	sgartner@willkie.com
melwyn@willkie.com

10. Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Counterparts.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

12. Successors and Assigns.  This Agreement shall not be assignable by any of the parties to this Agreement.  This Agreement, however, shall be binding on successors of the parties hereto.

13. No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

14. Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or resulting from such party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, including, without limitation, communications between Third Point, on the one hand, and the Board and the Company’s management, on the other hand, Third Point’s Schedule 14A and Hart-Scott-Rodino filings, and such party’s preparation of soliciting materials and this Agreement.

15. Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances.

16. Liability Several and Not Joint.  Notwithstanding anything contained herein to the contrary, the obligations of the members of Third Point hereunder are several and not joint or collective.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

THE DOW CHEMICAL COMPANY

By:	/s/ Charles J. Kalil
	Name:	Charles J. Kalil
	Title:	General Counsel, Corporate Secretary and Executive Vice President

THIRD POINT LLC

By:	/s/ Josh Targoff
	Name:	Josh Targoff
	Title:	Chief Operating Officer and General Counsel

THIRD POINT PARTNERS L.P.

By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
	Name:	Josh Targoff
	Title:	Chief Operating Officer and General Counsel

THIRD POINT PARTNERS QUALIFIED L.P.

By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
	Name:	Josh Targoff
	Title:	Chief Operating Officer and General Counsel

THIRD POINT OFFSHORE MASTER FUND L.P.

By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
	Name:	Josh Targoff
	Title:	Chief Operating Officer and General Counsel

THIRD POINT ULTRA MASTER FUND L.P.

By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
	Name:	Josh Targoff
	Title:	Chief Operating Officer and General Counsel

THIRD POINT REINSURANCE CO. LTD.

By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
	Name:	Josh Targoff
	Title:	Chief Operating Officer and General Counsel

SIGNATURE PAGE TO SUPPORT AGREEMENT

EXHIBIT A

FORM OF NOMINEE LETTER

November 20, 2014

Attention:  Board of Directors

The Dow Chemical Company

2030 Dow Center

Midland, MI 48674

Re:           Consent and Resignation

Ladies and Gentlemen:

This letter is delivered pursuant to Sections 1(a)(v) and 2(a) of the Support Agreement, dated as of November 20, 2014 (the “Agreement”), by and among The Dow Chemical Company and Third Point (as defined therein).  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

In connection with the Agreement, I hereby consent to (i) serve as a director of the Company effective January 1, 2015, (ii) be named as a nominee for the position of director of the Company in the Company’s proxy statement for the 2015 Annual Meeting and (iii) serve as a director if I am so elected at the 2015 Annual Meeting.   I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements under applicable law.

Consistent with existing Company policies and the treatment of all other directors of the Company and assuming the absence of conflicts of interest involving me relevant to such committee’s activities, at all times that I am a director of the Company, regardless of whether a member of such committee, I shall be entitled to attend any meeting of any committee of the Board and participate as a non-voting member (if not a committee member), including the right to receive any materials distributed to any committee members.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies, related party transaction policy and Corporate Governance Guidelines, in each case that have been identified to me, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

Following January 1, 2015, effective only upon, and subject to, such time as I agree to be included as a director nominee for election at any Stockholders Meeting, other than as a director nominated by the Board for election at such Stockholders Meeting, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

A-1

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

Name:

A-2

EXHIBIT B

JOINT PRESS RELEASE

The Dow Chemical Company and Third Point Reach Agreement

MIDLAND, Michigan and NEW YORK, NY - November 21, 2014

(BUSINESS WIRE) – The Dow Chemical Company (NYSE: DOW) and Third Point LLC (NYSE: TPRE) today announced a comprehensive agreement to add four new, independent directors to Dow’s Board.  [link to Board announcement]  Mark Loughridge, Ray Milchovich and R. “Steve” Miller will join the Board on January 1, 2015. Richard Davis will join in May 2015 following the 2015 Annual Meeting of Shareholders.

The agreement also provides that:
●	The four independent directors will be included in Dow’s nominees for election at the 2015 Annual Meeting.
●	Third Point will vote in favor of the company’s nominees at the 2015 Annual Meeting.
●	Thirteen directors will stand for election at the 2015 Annual Meeting. However, Dow has agreed to reduce the size of its Board to twelve members before its Annual Meeting in 2016.
●	Third Point has agreed to a one year customary standstill and voting agreement.

Dow and Third Point will be making no further public comment on the matter and both are pleased to have resolved the matter amicably and to have arrived at an agreeable path forward.

The complete agreement between Dow and Third Point will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

###

Dow Contact:
Rebecca Bentley
+1 989 638 8568
rmbentley@dow.com

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

B-1

About Third Point LLC:  Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing over $17 billion in assets.  Founded in 1995, Third Point follows an event-driven approach to investing globally.

Contact:
Elissa Doyle
Managing Director of Communications
edoyle@thirdpoint.com
(212) 715 – 4907

B-2

EXHIBIT C

COMPANY RELEASE

Dow to Add New Independent Directors to Its Board

MIDLAND, Michigan - November 21, 2014

(BUSINESS WIRE) – The Dow Chemical Company (NYSE: DOW) today announced it will add four new independent directors to its Board:

●	Mr. Richard Davis, Chairman, President and CEO of U.S. Bancorp
●	Mr. Mark Loughridge, former Chief Financial Officer of IBM
●	Mr. Raymond J. Milchovich, Lead Director of Nucor and former Chairman and CEO of Foster Wheeler AG
●	Mr. Robert S. (Steve) Miller, non-executive Chairman of the Board of American International Group (AIG); Former Chief Executive Officer, Hawker Beechcraft, Inc.; Former Executive Chairman, Delphi

All four individuals will be included in Dow’s nominations for election at the 2015 Annual Meeting of Shareholders.

Loughridge, Milchovich and Miller will join the Board effective January 1, 2015, and Davis will join the Board  in May 2015, following Dow’s 2015 Annual Meeting.

As a result of today’s announcement, Dow’s Board will increase from 10 to 13 members, as of January 1, 2015.

***

Mr. Mark Loughridge
Former SVP and CFO, IBM

Mr. Mark Loughridge was named IBM's Senior Vice President and Chief Financial Officer in May 2004. He was given the additional responsibility for Enterprise Transformation in July 2010 to lead IBM’s ongoing integration and transformation as well as continue in his role as CFO. Loughridge retired from this position in December 2013 after 36 years with IBM. He joined the company in 1977, where he started as a development engineer in the Office Products Division in Lexington, KY.

He holds a Master of Business Administration degree from the University of Chicago Booth School of Business, a bachelor's degree in mechanical engineering from Stanford University and completed studies at Ecole Nationale Superieure de Mecaniquein Nantes, France.

In 2010, Loughridge was rated by the buy-side analysts as the top rated CFO in the IT Hardware Sector by Institutional Investor. In 2012, he was ranked the #1 CFO in America by the Wall Street Journal, and named the "Executive Dream Team" CFO by Fortune Magazine, and the "Best CFO" in the IT hardware category by Institutional Investor.

Loughridge serves on the Board of Directors of The Vanguard Group. He is also a member of the Council on Chicago Booth.

Raymond J. Milchovich
Lead Director, Nucor Corp; Former Chief Executive Officer, Chairman and President, Foster Wheeler AG

Mr. Milchovich has served as the Lead Director of Nucor since September 2013. Mr. Milchovich served as non-executive Chairman of the board of directors of, and a consultant to, Foster Wheeler AG, a Switzerland-based global engineering and construction company serving primarily the energy infrastructure markets, from 2010 until his retirement in 2011. Previously, Mr. Milchovich served as the Chairman and Chief Executive Officer of Foster Wheeler from 2001 to 2010 and as President from 2001 to 2007. Prior to that, Mr. Milchovich served as Chairman, President and Chief Executive Officer of Kaiser Aluminum & Chemical Corporation, a producer and marketer of alumina, aluminum and aluminum fabricated products, from 1999 to 2001, and as President and Chief Operating Officer from 1997 to 1999.

Mr. Milchovich began his career in the steel industry, holding a variety of operating management positions for Wisconsin Steel Corporation and Wheeling-Pittsburgh Steel Corporation. From 2002 to 2007, Mr. Milchovich served as a director of Nucor and voluntarily resigned from such position to devote more time to his position as Chief Executive Officer of Foster Wheeler. Mr. Milchovich was also a director of Delphi Corporation from 2005 through 2009. In serving as Chief Executive Officer of two different companies for more than ten years, Mr. Milchovich developed strong leadership and strategic management skills. Mr. Milchovich has more than 30 years of experience in the metals industry.

At Nucor, Mr. Milchovich is the Chairman of the Governance & Nominating Committee and a member of the Audit Committee and the Compensation & Executive Development Committee.

Mr. Milchovich holds a Bachelor of Science from the California University of Pennsylvania and Advanced Management Program from Harvard University.

Robert S. Miller
Non-Executive Chairman of the Board, AIG, Inc.; Former Chief Executive Officer, Hawker Beechcraft, Inc. Former Executive Chairman, Delphi

Mr. Miller is Chairman of the Board of American International Group (AIG), and Chairman of MidOcean Partners, a private equity firm specializing in leveraged buyouts, recapitalizations and growth capital investments in middle-market companies.

Mr. Miller served as Chief Executive Officer of Hawker Beechcraft, an aircraft manufacturing company, from February 2012 to February 2013. He served as Executive Chairman of Delphi Corporation from January 2007 until November 2009 and as Chairman and Chief Executive Officer from July 2005 until January 2007. From January 2004 to June 2005, Mr. Miller was non-executive Chairman of Federal Mogul Corporation. From September 2001 until December 2003, Mr. Miller was Chairman and Chief Executive Officer of Bethlehem Steel Corporation. Prior to joining Bethlehem Steel, Mr. Miller served as Chairman and Chief Executive Officer on an interim basis upon the departure of Federal Mogul’s top executive in September 2000.

Mr. Miller began his career in 1968 at Ford Motor Company and after more than a decade there joined Chrysler Corporation where he worked for 13 years, eventually serving as Vice Chairman. While at Chrysler, corporate staffs, financial services, international automotive operations, and non-automotive operations all reported to him. Mr. Miller led the financial negotiations with 400 bank lenders and the Federal government, which resulted in the Loan Guarantee Act bailout package in 1980 that saved Chrysler.

Mr. Miller currently serves as a Director of Symantec (NASDAQ: SYMC) and WL Ross Holding Corp. (NASDAQ: WLRH).  Mr. Miller has previously served as a director of a variety of companies, including United Airlines Corporation, Reynolds American, Inc., U.S. Bancorp, and Waste Management, Inc.

Mr. Miller earned a degree in economics from Stanford University, a law degree from Harvard Law School and a master’s of business administration, majoring in finance from Stanford Business School.

Mr. Richard Davis
Chairman, President and CEO, U.S Bancorp

Mr. Richard Davis is Chairman, President and Chief Executive Officer of Minneapolis-based U.S. Bancorp, the fifth largest bank in the United States. Mr. Davis has served as Chairman of U.S. Bancorp since December 2007, Chief Executive Officer since December 2006, and President since October 2004. He also served as Chief Operating Officer from October 2004 until December 2006.

Mr. Davis was also an Executive Vice President at Bank of America and Security Pacific Bank prior to joining Star Banc Corporation, which was one of U S Bancorp's legacy companies.

Mr. Davis brings extensive leadership skills and financial services industry experience and knowledge to the Board. During his career, he has served as Chairman of the Financial Services Roundtable, Chairman of the Consumer Bankers Association, Chairman of The Clearing House, and representative for the Ninth District of the Federal Reserve, where he was President of its Financial Advisory Committee. Additionally, his service as lead director of the Xcel Energy board of directors broadens his experience of overseeing management in an industry subject to extensive regulation.

Mr. Davis also currently serves on the board of directors of the National American Red Cross, The Itasca Project, the Minnesota Business Partnership, The Minnesota Institute of Arts, the Twin Cities YMCA, and the University of San Diego. He was also one of three executive co-Chairs that made the presentation to the NFL to secure the Super Bowl coming to Minneapolis in 2018. He continues to serve on the 2018 Super Bowl Host Committee.

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Dow Contact:
Rebecca Bentley
+1 989 638 8568
rmbentley@dow.com

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.